Exhibit 99.1

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES THE REDEMPTION OF ALL OUTSTANDING SHARES OF
CLASS Z CUMULATIVE PREFERRED STOCK

DENVER, COLORADO, June 28, 2016 - Apartment Investment and Management Company (NYSE: AIV) (“Aimco”) announced today that it has given notice that it is redeeming all outstanding shares of its Class Z Cumulative Preferred Stock (“Class Z Preferred Stock”) (AIV-PZ - CUSIP No. 03748R-77-0) on July 29, 2016 at a redemption price per share of $25.00 plus an amount equal to accumulated and unpaid dividends thereon to the redemption date ($0.0729), for a total redemption price of $25.0729 per share. This redemption is payable in cash only. After the redemption date, the Class Z Preferred Stock no longer will be outstanding and holders of the Class Z Preferred Stock will have only the right to receive payment of the redemption price in exchange for their Class Z Preferred Stock.
The redemption of the Preferred Stock will be made in accordance with the terms specified in the redemption notices sent to holders. Computershare Trust Company, N.A. is acting as redemption agent for the Preferred Stock. Questions regarding the redemption of the Preferred Stock may be referred to Computershare Trust Company, N.A. at the address and telephone number below:
Computershare Trust Company, N.A.
Attention: Corporate Actions
250 Royall Street
Canton, MA 02021
(800) 730-6001

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 195 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact:
Investor Relations (303) 793-4661
Investor@aimco.com
Valerie Kimball
Director, Investor Relations
(303) 793-4645